Issuer Free Writing Prospectus
Filed by CapitalSource Inc.
Pursuant to Rule 433 Under the Securities Act of 1933
Registration Statement on Form S-3; File No. 333-130681

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael Weiss
Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
doakes@capitalsource.com	mweiss@capitalsource.com
CapitalSource Plans Offering of Common Stock
CHEVY CHASE, Md., June 18, 2008 — CapitalSource Inc. (NYSE: CSE) announced today that it plans a public offering of approximately 30 million shares of its common stock.
“This is a ’play offense’ capital raise,” said John K. Delaney, CapitalSource Chairman and CEO. “With the recent regulatory approval of CapitalSource Bank (in organization), we are well positioned to seize opportunities in the current favorable market conditions.”
The joint book-running managers for the offering are JP Morgan Securities Inc. and Wachovia Securities.
A shelf registration statement relating to the shares in this offering has been filed with the Securities and Exchange Commission and has become effective.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the offered shares, and none of these shares may be sold in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and a related preliminary prospectus supplement, copies of which may be obtained when available from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department; telephone: (718) 242-8002, or e-mail at addressing.services@jpmorgan.com; or Wachovia Securities at 375 Park Avenue, New York, NY 10152, equity.syndicate@wachovia.com.

About CapitalSource
CapitalSource (NYSE: CSE) is a leading commercial lending, investment and asset management business focused on the middle market. CapitalSource manages an asset portfolio, which as of March 31, 2008 was approximately $19.85 billion. Headquartered in Chevy Chase, Maryland, the Company had 535 employees as of March 31, 2008 in offices across the U.S. and in Europe. For more information, visit http://www.capitalsource.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “will,” “expects,” “plans,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to our plan to commence a public offering of our common stock. All forward-looking statements (including statements regarding the offering of our common stock, future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: we may be unsuccessful in completing our acquisition of assets and assumption of liabilities from Fremont Investment & Loan (FIL) or otherwise pursuing our deposit funding strategy on schedule, at all or on proposed or favorable terms, despite significant efforts; changes in economic or market conditions; continued or worsening disruptions in credit and other markets may make it difficult for us to obtain debt financing on attractive terms or at all, could prevent us from optimizing the amount of leverage we employ and could adversely affect our liquidity position; movements in interest rates and lending spreads may adversely affect our borrowing strategy; competitive and other market pressures could adversely affect loan pricing; the success and timing of other business strategies; the nature, extent, and timing of any governmental actions and reforms, or changes in tax laws or regulations affecting REITs; extended disruption of vital infrastructure; hedging activities may result in reported losses not offset by gains reported in our consolidated financial statements; and other risk factors described in CapitalSource’s 2007 Form 10-K, its Form 10-Q for the quarter ended March 31, 2008 and its other filings with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at (718) 242-8002 or Wachovia Capital Markets, LLC at (800) 326-5897.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-U.S. JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WHERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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